EXHIBIT (d)(3)


                                 SCHEDULE TO THE
                      INVESTMENT ADVISORY AGREEMENT BETWEEN
                       THE ARBOR FUND AND HORIZON ADVISERS
                            AMENDED NOVEMBER 15, 2005
                             AMENDED AUGUST 12, 2008

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

                  PORTFOLIO                                      FEE
                  ---------                                      ---
                  Treasury Securities Money Market Fund         0.40%
                  Tax Exempt Money Market Fund                  0.50%
                  Strategic Income Bond Fund                    0.60%
                  Growth and Income Fund                        0.80%
                  Growth Fund                                   0.80%
                  Burkenroad Reports Fund                       0.95%
                  Prime Money Market Fund                       0.20%
                  Diversified International Fund                1.00%
                  Quantitative Long/Short Fund*                 1.20%

* The Investment Advisory Fee paid to the Adviser for providing services to the Quantitative Long/Short Fund consists of a basic annual fee rate of 1.20% of the Quantitative Long/Short Fund's average daily net assets (the "Base Rate") and a "Performance Adjustment," resulting in a minimum fee of 0.80% if the Quantitative Long/Short Fund underperforms the S&P Composite 1500 Index by 200 basis points or more on a rolling 12 month basis, and a maximum fee of 1.60% if the Quantitative Long/Short Fund outperforms the S&P Composite 1500 Index by 200 basis points or more on a rolling 12 month basis. Fund performance will be based on the Quantitative Long/Short Fund's Trust Class Shares' performance. The S&P Composite 1500 Index combines the S&P 500 Index, S&P MidCap 400 Index, and S&P SmallCap 600 Index to form an investable benchmark of the U.S. equity market covering approximately 85% of the U.S. market capitalization. The performance comparison is made on a rolling 12 month basis, with performance adjustments made at the end of each month, and will take effect after the Quantitative Long/Short Fund has been in operation for more than one year. The 12-month comparison period will roll over with each succeeding month, so that it will always equal 12 months, ending with the month for which the performance adjustment is being computed. Because the performance is applied relative to the performance of the S&P Composite 1500 Index, the Adviser could receive a positive performance adjustment even during periods when the Quantitative Long/Short Fund's performance is negative.

         For the period from [October 1, 2008 through August 31, 2009], the Adviser will be paid at the Base Rate, without regard to any Performance Adjustment. For the month ending September 30, 2009, the Adviser will begin applying the Performance Adjustment as described herein, based upon the performance of the Fund relative to the performance of the Index during the 12-month period from [October 1, 2008 through September 30, 2009]. The 12-month comparison period will roll over with each succeeding month, so that it will always equal 12 months, ending with the month for which the performance incentive adjustment is being computed.

         The Trustees have initially designated the S&P Composite 1500 Index and the Trust Class Shares as the index and class to be used for purposes of determining the Performance Adjustment (referred to herein as the "Index" and the "Class," respectively). From time to time, to the extent permitted by the 1940 Act, the Trustees may, by a vote of the Trustees of the Trust voting in person, including a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such parties, determine (i) that another securities index is a more appropriate benchmark than the Index for purposes of evaluating the performance of the Quantitative Long/Short Fund; and/or (ii) that a different class of shares of the Quantitative Long/Short Fund representing interests in the Quantitative Long/Short Fund other than the Class is most appropriate for use in calculating the Performance Adjustment. After ten days' written notice to the Adviser, a different index (the "Successor Index") may be substituted for the Index in prospectively calculating the Performance Adjustment, and/or a different class of shares (the "Successor Class") may be substituted in calculating the Performance Adjustment. However, the calculation of that portion of the Performance Adjustment attributable to any portion of the performance period prior to the adoption of the Successor Index will still be based upon the Fund's performance compared to the Index. The use of a Successor Class of shares for purposes of calculating the Performance Adjustment shall apply to the entire performance period so long as such Successor Class was outstanding at the beginning of such period. In the event that such Successor Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Successor Class was outstanding and any prior portion of the performance period shall be calculated using the Class of shares previously designated.